

<ARTICLE>                     5
<LEGEND>
The schedule  contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                                     0000786622
<NAME>                                    KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                             9-MOS
<FISCAL-YEAR-END>                         Dec-31-1999
<PERIOD-END>                              Sep-30-1999
<CASH>                                      3,417,731
<SECURITIES>                               51,340,662<F1>
<RECEIVABLES>                                 347,821
<ALLOWANCES>                                        0
<INVENTORY>                                         0
<CURRENT-ASSETS>                              316,366<F2>
<PP&E>                                              0
<DEPRECIATION>                                      0
<TOTAL-ASSETS>                             55,422,580
<CURRENT-LIABILITIES>                          13,501
<BONDS>                                             0
<PREFERRED-MANDATORY>                               0
<PREFERRED>                                         0
<COMMON>                                   54,845,848<F3>
<OTHER-SE>                                    563,231<F4>
<TOTAL-LIABILITY-AND-EQUITY>               55,422,580
<SALES>                                             0
<TOTAL-REVENUES>                            3,182,061<F5>
<CGS>                                               0
<TOTAL-COSTS>                                       0
<OTHER-EXPENSES>                              459,660<F6>
<LOSS-PROVISION>                                    0
<INTEREST-EXPENSE>                                  0
<INCOME-PRETAX>                             2,722,401
<INCOME-TAX>                                        0
<INCOME-CONTINUING>                         2,722,401
<DISCONTINUED>                                      0
<EXTRAORDINARY>                                     0
<CHANGES>                                           0
<NET-INCOME>                                2,722,401
<EPS-BASIC>                                       0<F7>
<EPS-DILUTED>                                       0<F7>



<F1>Includes Participating Insured Mortgages ("PIMs") of $28,827,933 and
    Mortgage-Backed  Securities ("MBS") of $22,512,729.
<F2>Includes  prepaid  acquisition  fees and expenses of $844,252 net of accumulated amortization of $640,996 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $217,942.
<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($240,503) and Limited Partners equity of $55,086,351.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $75,793 of amortization of prepaid fees and expenses.
<F7>Net  income  allocated  $81,672 to the General  Partners and  $2,640,729 to
    the Limited Partners. Average net income per Limited Partner interest is $.35 on 7,500,099 Limited Partner interests outstanding.

